Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-252549

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated July 9, 2021)

METAURUS EQUITY COMPONENT TRUST

SHARES OF U.S. EQUITY EX-DIVIDEND FUND—SERIES 2027

This Prospectus Supplement supplements and amends the Prospectus dated July 9, 2021 filed by Metaurus Equity Component Trust with the Securities and Exchange Commission on July 16, 2021. You should read this Prospectus Supplement together with the Prospectus and keep it with your Prospectus for future reference.

As previously disclosed, Metaurus Advisors LLC, the sponsor, commodity pool operator and commodity trading advisor (the “Sponsor”) of the U.S. Equity Ex-Dividend Fund—Series 2027 (ticker: XDIV) (the “Ex-Dividend Fund”), has determined to close and liquidate the Ex-Dividend Fund based on the ongoing review of its product lineup to meet the evolving needs of clients.

As of December 9, 2021, the Ex-Dividend Fund no longer accepted creation and redemption orders, and shares of the Ex-Dividend Fund (the “Ex-Dividend Fund Shares”) were suspended from trading on the NYSE Arca following the market close on December 10, 2021. Proceeds of the liquidation are currently scheduled to be sent to shareholders of the Ex-Dividend Fund on or around December 17, 2021. Questions may be directed to the Sponsor at 917-509-3414.

Shareholders are encouraged to consult their own tax advisors concerning the impact of the liquidation of the Ex-Dividend Fund in light of their own unique circumstances.

Due to the liquidation of the Ex-Dividend Fund, all references to the Ex-Dividend Fund are hereby removed from the Prospectus. Metaurus Equity Component Trust will file a post-effective amendment to the registration statement of which the Prospectus (as supplemented) forms a part to reflect the liquidation of the Ex-Dividend Fund.

The U.S. Equity Cumulative Dividends Fund—Series 2027 (the “Dividend Fund”) will continue to remain listed and trade on the NYSE Arca under the ticker symbol “IDIV.” Investing in shares of the Dividend Fund involves significant risks. See “Risk Factors” starting on page 11 of the Prospectus.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THESE POOLS NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is December 13, 2021.